CNX Bolsters Board of Directors and Management Team
Infusion of Experienced, Diverse Leaders to Drive Continued Success

PITTSBURGH, PA (January 26, 2022) – CNX Resources Corp. (NYSE: CNX) today announced the addition of a new member of the Company’s Board of Directors and the strengthening of its Executive Management Team. These individuals bring extensive experience and will provide leadership on key areas of focus for the Company including emerging environmental and emissions reduction technology development and commercialization and enterprise risk mitigation and management. Those attributes will further solidify the company’s long-term strategy, execution, and per-share value creation. Improved diversity is an additional benefit of these appointments; four of the six direct reports to the Chief Executive Officer and two of the six independent directors are now diverse.

CNX Chairman Will Thorndike commented, “CNX’s investment thesis rests on long-term per-share value creation, creating resilient competitive advantage through innovation and risk management, and clinical capital allocation methodology. The evolution of our Board and Executive Management Team through these personnel and organizational moves brings a step-change improvement in our ability to execute across all these fronts.”

CNX President and CEO Nick DeIuliis commented, “A fundamental belief in meritocracy drives personnel decisions at CNX. Bob, Ravi, and Hayley bring talent, experience, and sound judgement in areas that drive long-term per-share value creation. We’re extremely proud of the homegrown team we have built from the ground up within our organization and our region. We are excited to watch these individuals and the wider team drive our differentiated strategy and business model forward.”

Additions to the CNX Board and Executive Management Team are as follows:

Robert O. Agbede
Robert O. Agbede joined the CNX Board in January 2022. Mr. Agbede currently serves as a member of the Compensation, Nominating and Corporate Governance, and Environmental, Safety, and Corporate Responsibility committees. He is the Chairman and CEO of Chester Group Inc., a holding company for technology, engineering, and energy related investments and also the former CEO and owner of Chester Engineers, which was, prior to its merger with Hatch Associates in 2017, the largest African‐American‐owned engineering, water/wastewater treatment, energy, and environmental engineering firm in the United States. Mr. Agbede is also the Chairman and CEO of Chester LNG, LLC, a subsidiary of the Chester Group, which designs and owns several Intellectual Properties on micro-LNG systems for use as virtual pipelines to deliver natural gas to remote locations or as standalones for off the grid power generation or fueling. He is the Chairman of Sigma Paint Nigeria, a coating manufacturing and marketing company in partnership with Pittsburgh-based PPG Industries. Mr. Agbede was also the former Vice Chairman of Hatch USA, a global engineering and business consulting company. In addition, Mr. Agbede was a founder and co-owner of Orbital Solutions, a Pittsburgh based leadership development, coaching, diversity consulting and training organization. He and his companies are holders of several U.S. patents. Mr. Agbede is a member of the Board of Trustees of the University of Pittsburgh and he is the Chairman of the Board of Visitors of its Swanson School of Engineering. In 2000, he was inducted into the University of Pittsburgh School of Engineering Hall of Fame. The Robert O. Agbede Scholarship at the University of Pittsburgh benefits African American students pursuing engineering degrees. Also, at the University of Pittsburgh, the Robert O. Agbede Annual Diversity Award encourages recruitment and retention of African American faculty and students. In addition, The Chester Group’s endowments and scholarships at the University of Pittsburgh and Carnegie Mellon University, presently valued at over $3 million, support African American student enrollment and retention primarily in Engineering and Sciences.

Ravi Srivastava
Ravi Srivastava was recently appointed President, New Technologies of CNX Resources Corporation. In this role, he is responsible for developing and commercializing emerging technology opportunities. Prior to this role, Mr. Srivastava served as the Vice President of Data Operations overseeing CNX’s data and digital transformation journey. He has an extensive tenure with CNX having served in a broad range of leadership roles including Engineering, Research & Development, Drilling and Production Operations, Production Engineering, Information Technology, and Data Science and Analytics. Mr. Srivastava graduated Summa Cum Laude with a bachelor’s degree in electrical engineering from Bluefield State College and holds master’s degrees in engineering management and business administration from Penn State University and MIT respectively.

Hayley F. Scott
Hayley F. Scott was recently appointed Chief Risk Officer of CNX Resources Corporation. In this role, she is responsible for the management and governance necessary to identify, evaluate, mitigate and manage CNX’s strategic, operational, compliance, and reputational risks. Before being appointed to her current position, Ms. Scott served as Vice President, Internal Audit & Advisory Services. She also previously served as Vice President, Financial Planning and Analysis, and held the same position at CONSOL Energy Inc. prior to its separation into two separate companies. Before joining CNX, Ms. Scott was the General Manager of Strategy and Business Development at United States Steel Corporation. During her sixteen years at U. S. Steel, she held several titles, including Chief Financial Officer of Business Intelligence & Support Services, Director of Joint Ventures and Strategic Planning, Real Estate Division Controller, and Director External Reporting. Prior to joining the private sector, Ms. Scott was a manager for the Assurance and Business Advisory Services practice of PricewaterhouseCoopers. She holds a Bachelor of Science degree in accounting from Penn State University and is a Certified Public Accountant.

About CNX Resources Corporation:
CNX Resources Corporation (NYSE: CNX) is the premier independent natural gas development, production, and midstream company, with operations centered in the major shale formations of the Appalachian basin. Our vertically integrated model includes transmission, storage, gathering systems, and water infrastructure that support energy development from wellhead to end user. With the benefit of a more than 155-year legacy and a substantial asset base amassed over many generations, the company deploys a strategy focused on responsibly developing its resources to create long term per-share value for its shareholders, employees, and the communities where it operates. As of December 31, 2020, CNX had 9.55 trillion cubic feet equivalent of proved natural gas reserves. The company is a member of the Standard & Poor's Midcap 400 Index. Additional information may be found at www.cnx.com.

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Contacts:

Investors: Tyler Lewis
(724) 485-3157
tylerlewis@cnx.com

Media: Brian Aiello
(724) 485-3078
brianaiello@cnx.com